Exhibit 10.2

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) is made and entered into this 22nd day of August 2006 (the “Contract Date”), by and between CYBEX INTERNATIONAL, INC., a New York corporation (“Purchaser”), and FIRST INDUSTRIAL DEVELOPMENT SERVICES, INC., a Maryland corporation (“Seller”). This Agreement is entered into pursuant to that certain Industrial Building Lease, dated as of August 22, 2006, by and between Seller, as landlord, and Purchaser as tenant (the “Lease”). All capitalized terms used, but not otherwise defined in this Agreement, have the meanings given to them in the Lease. Purchaser has executed and delivered four (4) original counterparts of this Agreement, in conjunction with timely executing and delivering to Seller an Exercise Notice pursuant to the Lease.

1. Sale. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, for the purchase price and on the terms and conditions herein set forth, (a) all of that certain “Premises”, situated in the City of Owatonna, Minnesota, consisting of the land legally described on Exhibit A attached hereto (the “Land”), and any and all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to said Land; (b) the Improvements located on the Land, and (c) the personal property, contract rights, warranties, guarantees and other items included within Exhibit B to the Lease relative to the construction of the Improvements (collectively, the “Property”).

2. Purchase Price. The purchase price to be paid to Seller by Purchaser for the Property shall be Fourteen Million Two Hundred Fifty Thousand and No/100 Dollars ($14,250,000) (the “Purchase Price”), which Purchase Price shall be increased for any “Additional Project Costs” pursuant to and in the amount set forth in Section 1.7 of Exhibit B to the Lease and, if known at the time of Closing, decreased by any savings relating to Allowances pursuant to and as described in Section 2.4 of the Lease. The entire Purchase Price shall be paid in cash at Closing (defined below), plus or minus prorations, by federal wire transfer; provided however, that all of the Earnest Money (defined below), together with all interest earned thereon, shall also be applied to the Purchase Price at Closing.

3. Closing. The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place at the offices of the Title Company (defined below), on the date that is thirty (30) days following the Commencement Date or on such date as is otherwise mutually agreed between the parties in writing (“Closing Date”). If Tenant has not been delivered possession of the Property pursuant to the Lease, then Seller shall deliver possession of the Property to Purchaser at Closing.

4. Earnest Money. Not later than 5:00 pm. Central Time on the day that is four (4) business days after the Contract Date, Purchaser shall deposit, as its earnest money deposit, with the Title Company (the “Earnest Money Escrowee”) a cash earnest money deposit in the amount of Five Hundred Thousand No/100 Dollars ($500,000.00) (such deposit together with any interest thereon, the “Earnest Money”), and except as expressly provided herein, the Earnest Money shall be non-refundable to Purchaser. If Purchaser fails to timely deposit the Earnest Money, Seller, at its option, may terminate this Agreement, upon written notice to

Purchaser and Earnest Money Escrowee, in which event, neither party shall have any further liability under this Agreement, except as otherwise expressly provided herein, and Purchaser shall have no right to exercise the Purchase Option, notwithstanding any provision in the Lease and the Lease shall continue in accordance with its terms. The Earnest Money shall be held by the Earnest Money Escrowee pursuant to the terms of this Agreement or, if required by the Earnest Money Escrowee, pursuant to earnest money escrow instructions mutually agreed to by Seller and Purchaser in accordance with the provisions of this Agreement. In the event of any conflict between this Agreement and any such earnest money escrow instructions, the provisions of this Agreement shall in all instances prevail and control.

5. Confidentiality. Purchaser agrees to maintain in confidence the information contained in this Agreement or the sale contemplated hereby and the information and data furnished or made available by Seller to Purchaser, its agents and representatives in connection with Purchaser’s investigation of the Property and the transactions contemplated by the Agreement; provided, however, Purchaser, its agents and representatives may disclose such information and data (a) to Purchaser’s accountants, attorneys, prospective lenders, investment bankers, underwriters, ratings agencies, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively “Representatives”) to the extent that such Representatives reasonably need to know such information and data in order to assist, and perform services on behalf of Purchaser; (b) to the extent required by any applicable statute, law, regulation or governmental authority, including the SEC; and (c) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement.

6. Title and Survey Matters.

6.1. Conveyance of Title. At Closing, Seller shall convey fee simple title to the Property to Purchaser pursuant to a special warranty deed, (the “Deed”), subject to the following items (the “Permitted Exceptions”): (a) Taxes; (b) those matters and exceptions set forth on Exhibit B attached hereto; (c) those matters that may be specifically approved, in writing, by Purchaser (in its reasonable and good faith determination); (d) matters arising out of any act of Purchaser or any or all of its affiliates, representatives, lenders, agents, contractors, employees or invitees; (e) any lien, claim or encumbrance or other matter first arising from and after the Commencement Date, except those liens, claims, and encumbrances directly caused by any willful, intentional or negligent act or omission of any or all of Seller or its affiliates, representatives, lenders, agents, contractors, or employees; (f) local, state and federal laws, ordinances, rules and regulations, including, but not limited to, zoning ordinances; and (g) matters that arise pursuant to development of the Improvements pursuant to and in compliance with the Lease (excluding any mechanics’ liens) (collectively, the “Permitted Exceptions”).

6.2. Title Commitment. Purchaser acknowledges that Purchaser has received a commitment (“Title Commitment”) issued by Chicago Title Insurance Company (the “Title Company”), with an effective date of June 29, 2006 for a leasehold and Owner’s title insurance policy in the full amount of the Purchase Price, showing fee simple title to the Land in Purchaser, together with copies of all underlying title exceptions referred to therein.

7. Seller’s Representations and Warranties. Seller hereby represents to Purchaser that the following matters are true as of the Contract Date in all material respects:

7.1. Due Authorization. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto, and has taken, or will take prior to Closing, all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto.

7.2. Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Seller pursuant hereto have been, or on the Closing Date will have been, executed by or on behalf of Seller, and when so executed, are and shall be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

7.3. Violations. To Seller’s actual knowledge, Seller has received no written notice from any governmental agency alleging, any violation of any law, statute, ordinance or regulation relating to the Property.

7.4. Condemnation. To Seller’s actual knowledge, Seller has received no written notice of any pending condemnation or eminent domain proceedings relating to the Property.

7.5. Existing Contracts. Seller is not a party to any existing agreement, contract or commitment to sell, lease, provide rights of first refusal or other similar rights of purchase or occupancy with respect to the Property other than this Agreement the documents, listed in the Title Commitment, the Lease, and the purchase agreement with the City of Owatonna pursuant to which the Property is being sold to Seller, which contains a right for the City of Owatonna to repurchase the Property from Seller. Seller hereby notifies Purchaser that the Property, as of the date hereof, is subject to that certain Farm Lease by and between the City of Owatonna and Dale Hartle, dated as of June 15, 2005, and that certain sublease pursuant to a letter agreement dated March 31, 2006 by and between Dale Hartle and Monsanto Company, which Seller shall terminate or cause to be terminated prior to the Closing.

7.6. Litigation. To Seller’s actual knowledge, Seller has not received written notice of any actions, suits, arbitrations or other proceedings materially adversely affecting the Property or the Seller as relates to the Property.

7.7. Recapture Agreements. As of the date of this Agreement, except for the Development Agreement by and between the Seller and the City of Owatonna (the “City”), Minnesota (as amended, modified, or supplemented, the “Development Agreement”) and the Tri-Party Agreement (the “Tri-Party Agreement”) by and between the Seller, the City and the Purchaser, in relation to the Property, the Seller has not entered into any recapture agreement or other agreement providing for the payment to any governmental authority or to the owner or developer of another parcel of property any sum of money as compensation for the development of the Property or infrastructure improvements to be made either on or off of the Property (collectively, “Recapture Agreements”).

7.8. Off-site Items. Seller has no actual knowledge of the necessity for Off-Site Items required for the Project other than the possibility of a turn lane in the streets near the Project.

7.9. Bankruptcy. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or, to its actual knowledge, suffered the filing of an involuntary petition by its creditors.

7.10. Section 1445. Seller is not a “foreign person” as such term is defined under Section 1445 of the Internal Revenue Code.

7.11. Contracts. As of the Closing, the Property will not be bound by any agreement for the provision of goods or services from and after the Closing that have been entered into by Seller.

7.1. Wells. Seller does not have knowledge of any “wells” on the Property, within the meaning of Minn. Stat. §103I.005.

7.2. Sewers. For purposes of satisfying the requirements of Minn. Stat. §115.55, Seller represents that there is no “individual sewer treatment system” (within the meaning of that statute) on or serving the Property.

7.3. Use of Property. To Seller’s knowledge, methamphetamine production has not occurred on the Property.

All references in this Agreement to “Seller’s knowledge,” “Seller’s actual knowledge” or words of similar import shall refer only to the actual (as opposed to deemed, imputed or constructive) knowledge of Chris Willson, without inquiry and, notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge of any other person or entity. Notwithstanding anything else herein to the contrary, Mr. Willson shall have no personal liability for any of the foregoing representations and warranties. Seller’s representations and warranties set forth herein shall survive the Closing for a period of twelve (12) months. It shall be a condition precedent to Purchaser’s obligation to proceed to Closing that all of the Seller’s representations and warranties in Section 7 are true and correct in all material respects as of the Closing Date (the “Representation Condition”). Notwithstanding anything contained herein to the contrary, if any Seller representation or warranty is untrue or inaccurate in any material respect and Purchaser becomes aware of such untruth or inaccuracy prior to Closing, Purchaser may elect, in its sole discretion and as its sole remedy hereunder, at law or in equity, either to (i) terminate this Agreement by delivery of written notice to Seller on or prior to Closing, whereupon the Earnest Money shall be promptly returned to Purchaser and neither party shall have any further liability hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (ii) proceed to Closing and accept the untruth or inaccuracy of such Seller representation or warranty with no further right to terminate the Agreement (or pursue any other right or remedy) on the basis of the untruth or inaccuracy thereof.

8. Purchaser’s Covenants and Representations.

Purchaser hereby represents, warrants and covenants with Seller as follows:

8.1. Due Authorization. Purchaser is a corporation duly authorized, validly existing and in good standing under the laws of the State of New York. Purchaser has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto.

8.2. Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Purchaser pursuant hereto have been, or on the Closing Date will have been, executed by Purchaser or on behalf of Purchaser, and when so executed, are and shall be legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

9. Purchaser’s Conditions Precedent. The following shall be conditions precedent to Purchaser’s obligation to close hereunder (“Purchaser’s Conditions Precedent”):

9.1. Seller’s Compliance. Seller shall have complied in all material respects with the terms and conditions set forth in this Agreement to be performed by Seller.

9.2. Lease Commencement. The Commencement Date of the Lease shall have occurred.

9.3. Title Policy. At Closing, the Title Company shall have issued an ALTA owner’s title policy (or a “marked-up” Title Commitment) (the “Title Policy”), dated as of the Closing Date, insuring Purchaser’s interest as the fee owner of the Land and in the amount of the Purchase Price, with all exceptions other than Permitted Exceptions deleted.

9.4. Phase I. Purchaser acknowledges that it has reviewed and approved a copy of the Phase I environmental site assessment dated as of August 10, 2006 by Braun Intertec

Corporation (the “Environmental Consultant”). Prior to the Closing, Purchaser shall have the opportunity to obtain a follow-up Phase I environmental site assessment from the Environmental Consultant and if recommended by the Environmental Consultant in the follow-up Phase I, subject to the provisions hereof, a Phase II environmental site assessment (the “Follow-up Assessments”). At Purchaser’s election by written notice to Seller within twenty-five (25) days of the Commencement Date, Purchaser can delay the Closing for the amount of days recommended by the Environmental Consultant, in its reasonable estimation, in order to obtain the aforementioned Phase II and to have up to two (2) business days for Purchaser to review such Phase II. It shall be a Purchaser Condition Precedent that any Follow-up Assessments obtained do not disclose any materially adverse condition that Seller is unwilling, in its sole discretion, to remediate promptly (before or after Closing), at Seller’s expense.

9.5. Recapture Agreements. To the extent that Purchaser would be required to bear any expense (other than de minimus expenses) in conjunction with any Recapture Agreement that may be entered into by Seller, Seller hereby covenants that it shall not enter into any such agreement except as may be reasonably necessary in conjunction with the obligations of the Seller pursuant to the Lease, and as may be approved in advance by Purchaser, such approval not to be unreasonably withheld or delayed.

9.6. Zoning Endorsement. Purchaser shall have obtained, at Purchaser’s expense, an ALTA Zoning 3.1 endorsement in form and substance reasonably acceptable to Purchaser.

In the event that any of the Purchaser’s Conditions Precedent are not satisfied prior to the Closing, Purchaser, in its sole discretion, may terminate this Agreement by written notice to Seller prior to the Closing Date, in which event, except as set forth below, the Earnest Money shall be promptly returned to Purchaser and neither party shall have any further liability to the other except as specifically set forth in this Agreement.

10. Seller’s Conditions Precedent. The following shall be conditions precedent (“Seller’s Conditions Precedent”) to Seller’s obligation to close hereunder:

10.1. Purchaser’s Compliance. Purchaser shall have complied with all of the terms and conditions set forth in this Agreement to be performed by Purchaser.

10.2. Conditions Precedent under the Lease. All conditions precedent to Seller’s obligations pursuant to the Lease shall have been satisfied, and Purchaser shall not be in default pursuant to the Lease.

In the event that any of the Seller’s Conditions Precedent or other conditions precedent to Seller’s obligation to close hereunder set forth herein are not satisfied prior to the Closing, Seller, in its sole discretion, may terminate this Agreement by written notice to Purchaser, and Seller shall have the right to exercise any or all of its remedies pursuant to Section 15.2 below, if applicable.

11. Closing Documents and Related Matters.

11.1. Seller’s Closing Documents. At Closing, Seller shall deliver, or cause to be delivered, to Purchaser, the following documents, in form and substance reasonably acceptable to Purchaser:

11.1.1. The Deed, in recordable form, conveying the Property to Purchaser subject to the Permitted Exceptions.

11.1.2. An Owner’s Affidavit, in form and substance reasonably acceptable to the Title Company, executed by Seller, which Owner’s Affidavit shall not impose additional liability or obligations on Seller not specifically provided for in this Agreement.

11.1.3. A joint closing statement (“Closing Statement”) between Seller and Purchaser, conforming to the proration and other relevant provisions of this Agreement.

11.1.4. An “Entity Transferor” certification (as required under Section 1445 of the Internal Revenue Code), confirming Seller’s representation that it is a “United States Person.”

11.1.5. A Certificate of Real Estate Value (PE-20).

11.1.6. A Bill of Sale and General Assignment transferring Seller’s rights in and to all warranties and guarantees relating to the construction of the Improvements, (i) solely as to any rights under such warranties and guaranties that exist in relation to claims made beyond the Warranty Period (Seller hereby expressly reserving for itself all rights under such warranties and guaranties as to claims relating to the Warranty Period), and (ii) solely to the extent they are transferable.

11.1.7. An assignment and assumption pursuant to the form attached as Exhibit C hereto (the “TIF Obligations Assumption”) of the obligations and/or the rights of the Seller under (i) the Development Agreement, (ii) the TIF Note (as defined in the Development Agreement), and (iii) the Promissory Note (the “Purchase Price Note”) in the amount of $769,527 that the Seller delivered to the City when purchasing the Property from the City, and all obligations thereunder.

11.1.8. The temporary or final certificate of occupancy or legal equivalent thereof, or form of letter from a governmental authority, as may be required to be delivered pursuant to the Lease in order for Substantial Completion to be deemed to occur, provided, however, that this Section 11.1.8 shall be deemed to have been satisfied to occur on the date on which such certificate of occupancy would otherwise have been issued but for any Tenant Delays or Tenant Improvements.

11.1.9. An affidavit to Purchaser stating that amounts due and owing to parties having performed work or services for the Improvements pursuant to agreements with Seller or the General Contractor (other than for work or services for which a party may have or assert a lien claim against the Property, which shall not be part of such affidavit) have been paid in full. Such affidavit shall be in addition to the Owner’s Affidavit provided for in Section 11.1.2 above.

11.1.10. A Minnesota Department of Health Well Disclosure Certification on the Deed that “Seller certifies that Seller does not know of any wells on the described Property.”

11.1.11. The affidavit described in Minnesota Statutes, Section 115B.16, Subdivision 2, if required.

11.2. Purchaser’s Closing Deliveries. At Closing (or at such other times as may be specified below), Purchaser shall deliver or cause to be delivered to Seller the following, in form and substance reasonably acceptable to Seller:

11.2.1. The Purchase Price, as required by Section 2 hereof.

11.2.2. The Closing Statement, executed in counterpart by Purchaser.

11.2.3. A Certificate of Real Estate Value (PE-20).

11.2.4. A TIF Obligation Assumption.

11.3. Mutual Closing Documents. Each party shall deliver such other documents and instruments as may reasonably be required by the other party and/or its counsel or the Title Company, and that may be necessary to consummate this transaction and to otherwise effectuate the agreements of the parties hereunder, provided such documents and instruments shall not impose additional liability or obligations on Seller not specifically provided for in this Agreement.

12. Prorations and Adjustments. Prorations shall be made as of the Closing Date as if Purchaser were in title for the entire Closing Date. The following shall be prorated and adjusted between Seller and Purchaser, provided, however, that if any of the following are explicitly the obligation of Purchaser pursuant to the Lease, then the prorations hereunder shall be adjusted as may be required to conform with the provisions of the Lease:

12.1. Assessments. All assessments, general or special, shall be prorated as of the Closing Date, with Seller being responsible for any installments of assessments that are due and payable prior to the Closing Date and Purchaser being responsible for any installments of assessments that are due and payable on or after the Closing Date.

12.2. Taxes. All ad valorem real estate and personal property taxes with respect to the Land and the Improvements shall be prorated as of the Closing Date, based on the most currently available final tax information on an accrual basis for the calendar year in which the Closing occurs, such that Seller shall pay all such taxes attributable to the period prior to the Closing Date regardless of when due and payable and Purchaser shall be responsible for all such taxes attributable to the period from and after the Closing Date.

12.3. Other. Such other items as are customarily prorated in transactions of this nature shall be ratably prorated.

12.4. Adjustments. All prorations at closing shall be final, and shall not be subject to reproration.

13. Closing Expenses. Purchaser will pay for one-half of the cost of the Title Commitment, one-half of the cost of the Title Policy and the entire cost of any endorsements that Purchaser has requested from the Title Company (obtaining any endorsements shall not be a condition precedent to Purchaser’s obligations hereunder), one-half of all escrow fees hereunder, the cost of recording the Deed or other documents at the Closing, the cost of any survey obtained by Purchaser, and the cost of any and all transfer and/or documentary stamp taxes. Seller will pay for one-half of the cost of the Title Commitment, one-half of the cost of the Title Policy and one-half of all escrow fees hereunder. Except as provided in Section 18 below, each of Seller and Purchaser shall be responsible for their respective attorneys’ fees.

14. Diminution of Property. If, prior to Closing, all or any portion of the Property is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain Portion”), then:

14.1. If value of the Eminent Domain Portion is not substantial (in the reasonable determination of Seller and Purchaser), Purchaser shall close and take the Property as diminished by such events with an assignment by Seller of any condemnation proceeds less any amounts incurred by Seller to collect the condemnation proceeds.

14.2. If the value of the Eminent Domain is substantial (in the reasonable determination of Seller and Purchaser), then Purchaser, may elect either to (i) terminate this Agreement by written notice to Seller delivered within ten (10) days after Purchaser is notified of such Eminent Domain, in which event the Earnest Money shall be returned to Purchaser, and neither party shall have any further liability to the other hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (ii) proceed to close and take the Property as diminished by such events, together with an assignment of the condemnation proceeds less any amount incurred by Seller to collect the condemnation proceeds.

15. Default.

15.1. Seller Default. If Seller is in material default of any of the covenants and agreements contained herein to be performed by Seller within the time for performance as specified herein (including Seller’s obligation to close), Purchaser may elect, as Purchaser’s sole and exclusive remedy, either to (i) terminate this Agreement by written notice to Seller with a copy to the Earnest Money Escrowee, in which event the Earnest Money, together with all interest thereon, shall be returned to Purchaser, and neither party shall have any further rights or obligations hereunder except as otherwise expressly provided below or elsewhere in this Agreement; or (ii) Purchaser may file an action for specific performance of this Agreement. Purchaser shall have no other remedy for any default by Seller. In the event of the failure of any Condition Precedent to Purchaser’s obligation to close, Purchaser’s sole remedy hereunder, at law or in equity, shall be to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, whereupon neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement.

15.2. Purchaser Default. In the event Purchaser fails to close or defaults under or breaches any other obligations imposed on Purchaser under this Agreement or under the Lease, then Seller shall be entitled to (and shall) receive the Earnest Money as fixed and liquidated damages, and Purchaser and Seller shall cause the Title Company to immediately deliver the Earnest Money to Seller, and thereafter, this Agreement shall terminate and neither party shall have any further liability hereunder, except for those liabilities which expressly survive the termination of this Agreement. Seller shall have no other remedy for any default by Purchaser, including any right to damages. PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT: (1) THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO HAVE OCCURRED DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; (2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (3) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF EARNEST MONEY IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; AND (4) THE AMOUNT OF THE EARNEST MONEY SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES FOR A DEFAULT OF PURCHASER UNDER THIS AGREEMENT. Purchaser and Seller agree that any remedies provided for pursuant to this Agreement for a default of Purchaser shall be in addition to any remedies of Seller set forth in the Lease, and any termination of this Agreement pursuant to the terms hereof shall not cause a termination of the Lease. In the event that Purchaser has defaulted pursuant to this Agreement or the Lease, then Purchaser shall have no further right to exercise the Purchase Option, notwithstanding any provision in the Lease. All of the foregoing shall be without limitation upon the rights and remedies of Seller hereunder, at law or in equity in the event of a default by Purchaser pursuant to Sections 5, 16, 17, 18, 22.8, and 22.9, or any covenant, agreement, indemnity, representation or warranty of Purchaser that survives the Closing or the termination of this Agreement.

15.3. Liability Cap and Survival Period. Notwithstanding anything to the contrary contained in this Agreement, Seller’s aggregate liability under this Agreement for any and all defaults, breaches, indemnities, failures of conditions and all other matters shall not exceed the amount of One Hundred Thousand and No/100 Dollars ($100,000.00).

15.4. Lease Warranty Provisions. The Seller and Purchaser specifically acknowledge and agree that notwithstanding any other provisions of this Agreement to the contrary: (a) the provisions of Exhibit B of the Lease shall not be subject to the provisions of Sections 15.1, 15.3, 21.1, or 22.1 of this Agreement, and (b) the provisions of Exhibit B of the Lease shall survive the Closing to the extent and for the period provided in Exhibit B of the Lease.

15.5. Lease and Tri-Party Agreement Survival. In the event of a termination of this Agreement due to a default by the Purchaser, the Lease shall not be terminated, and to the extent set forth in the Lease, the Purchaser shall remain obligated as Tenant and the Seller shall remain obligated as Landlord thereunder subject to the terms of the Lease. In addition to the foregoing, Purchaser, as Tenant, shall be obligated to pay any and all Rent due and owing from and after the Commencement Date that may have accrued prior to the termination of this Agreement within five (5) days after any termination of this Agreement. The provisions of the Tri-Party Agreement shall survive the conveyance pursuant to this Agreement for the benefit of the Seller.

16. Successors and Assigns. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and permitted assigns; provided, however, that no conveyance, assignment or transfer of any interest whatsoever of, in or to the Property or this Agreement shall be made by Purchaser during the term of this Agreement. Seller or Purchaser may assign its interest in and obligations under this Agreement (including, without limitation, to a so-called “Qualified Intermediary” in order to accomplish the Exchange), subject to the provisions of Section 22.9.

17. Brokerage. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction. Seller and Purchaser each hereby indemnify, protect and defend and hold the other harmless from and against all losses, claims, costs, expenses and damages (including, but not limited to, reasonable fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder or other such party, claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this Section 17 shall survive any termination of this Agreement.

18. Litigation. In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses reasonably incurred by the prevailing party in connection with such litigation, including attorneys’ reasonable fees. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 18 shall survive termination of this Agreement.

19. Notices. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller, Purchaser or Title Company/Earnest Money Escrowee as follows:

Seller:	First Industrial Development Services, Inc.
7625 Golden Triangle Drive, Suite T
Eden Prairie, MN 55344
Attn: Chris Willson
Facsimile: (952) 943-8778

With a copy to:	Barack Ferrazzano Kirschbaum
Perlman & Nagelberg LLP

333 West Wacker Drive, Suite 2700
Chicago, Illinois 60606
Attention: Julie K. Rademaker and Matt Kim-Miller
Facsimile: (312) 984-3150

Purchaser:	Cybex International, Inc.
10 Trotter Drive
Medway, Massachusetts 02053
Attention: Chief Operating Officer
Facsimile: (508) 533-5799

With a copy to:	Archer & Greiner, P.C.
One Centennial Square
Haddonfield, NJ 08033
Attention: James H. Carll, Esquire
Facsimile: (856) 795-0574

Title Company
Earnest Money
Escrowee:	Chicago Title Insurance Company
171 North Clark, 04CI
Chicago, Illinois 60601
Attention: Jennifer Rench
Facsimile: (312) 223-5801

Notices shall be either (i) personally delivered (including delivery by Federal Express or other courier service) to the offices set forth above, in which case they shall be deemed delivered on the date of delivery to said offices; or (ii) sent by certified or registered mail, return receipt requested, in which case they shall be deemed delivered on the date that is three (3) business days after the date shown on the receipt, unless delivery is refused or delayed by the addressee, in which event they shall be deemed delivered on the date of deposit in the U.S. Mail or (iii) by confirmed facsimile, in which case they shall be deemed delivered on the date sent.

20. Benefit. This Agreement is for the benefit only of the parties hereto or their nominees, successors, beneficiaries and assignees as permitted in Section 16, and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof, whether as a third party beneficiary or otherwise, it being specifically intended that there shall be no third party beneficiaries hereto or any third party reliance hereon.

21. Property Sold “AS IS”

21.1. The sale of the Property is on a strictly “AS IS,” “WHERE-IS” basis as of the Closing Date, without any representations or warranties, of any nature whatsoever from Seller, except as may be otherwise expressly provided in this Agreement or the Lease. Seller hereby specifically disclaims any warranty (oral or written) concerning: (i) the nature and condition of the Property and the suitability thereof for any and all activities and uses that Purchaser may elect to conduct thereon; (ii) the manner, construction, condition and state of repair or lack of repair of any improvements located thereon; (iii) the nature and extent of any right-of-way, lien, encumbrance, license, reservation, condition or otherwise; (iv) the compliance of the Property or its operation with any laws, rules, ordinances, or regulations of any government or other body; and (v) any other matter whatsoever, except as otherwise expressly set forth in this Agreement or the Lease. Purchaser expressly acknowledges that, in consideration of the agreements of Seller herein, and except as otherwise expressly provided in this Agreement and the Lease, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, TO OR FOR THE BENEFIT OF PURCHASER AND CONCERNING THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, ANY IMPROVEMENTS LOCATED THEREON, OR ANY SOIL CONDITIONS RELATED THERETO. PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON (AND SELLER HEREBY DISCLAIMS AND RENOUNCES) ANY REPRESENTATIONS OR WARRANTIES MADE BY OR ON BEHALF OF SELLER OF ANY KIND OR NATURE WHATSOEVER. The Property is being sold together with the benefit of the warranties set forth in Exhibit B to the Lease and the representations and warranties set forth herein. All other warranties of Seller are disclaimed by Seller.

21.2. FURTHER, EXCEPT AS SPECIFICALLY PROVIDED HEREIN AND IN THE LEASE, PURCHASER, FOR PURCHASER AND PURCHASER’S SUCCESSORS AND ASSIGNS, HEREBY RELEASES SELLER FROM, AND WAIVES, ANY AND ALL CLAIMS AND LIABILITIES AGAINST SELLER FOR, RELATED TO, OR IN CONNECTION WITH, ANY ENVIRONMENTAL OR PHYSICAL CONDITION AT THE PROPERTY (OR THE PRESENCE OF ANY MATTER OR SUBSTANCE RELATING TO THE ENVIRONMENTAL CONDITION OF THE PROPERTY), INCLUDING, BUT NOT LIMITED TO, CLAIMS AND/OR LIABILITIES RELATING TO (IN ANY MANNER WHATSOEVER) ANY HAZARDOUS, TOXIC OR DANGEROUS MATERIALS OR SUBSTANCES LOCATED IN, AT, ABOUT OR UNDER THE PROPERTY, OR FOR ANY AND ALL CLAIMS OR CAUSES OF ACTION (ACTUAL OR THREATENED) BASED UPON, IN CONNECTION WITH, OR ARISING OUT OF, CERCLA, AS AMENDED BY SARA, AND AS MAY BE FURTHER AMENDED FROM TIME TO TIME, RCRA, OR ANY OTHER CLAIM OR CAUSE OF ACTION (INCLUDING ANY FEDERAL OR STATE BASED STATUTORY, REGULATORY OR COMMON LAW CAUSE OF ACTION) RELATED TO ENVIRONMENTAL MATTERS OR LIABILITY WITH RESPECT TO, OR AFFECTING, THE PROPERTY. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF, OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO, ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE LAND, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY, OR ON BEHALF OF, SELLER, ITS AGENTS

AND EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS AND WARRANTIES OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE LEASE. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS.

21.3. PURCHASER ACKNOWLEDGES AND AGREES THAT THE WAIVERS, RELEASES AND OTHER PROVISIONS CONTAINED IN THIS SECTION 21 WERE A MATERIAL FACTOR IN SELLER’S ACCEPTANCE OF THE PURCHASE PRICE AND THAT SELLER IS UNWILLING TO SELL THE PROPERTY TO PURCHASER UNLESS SELLER AND OWNER ARE RELEASED AS EXPRESSLY SET FORTH ABOVE. PURCHASER, WITH PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. THE TERMS AND CONDITIONS OF THIS SECTION 21 WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS.

22. Miscellaneous.

22.1. Entire Understanding. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understanding, representations and statements, and all prior written agreements, understandings, representations and statements are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

22.2. Time of the Essence. Time is of the essence of this Agreement. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall ipso facto be extended to the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Minnesota for observance thereof.

22.3. Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement. The headings of various paragraphs in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

22.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Minnesota.

22.5. Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

22.6. Recording. Neither this Agreement nor any memorandum thereof shall be recorded and the act of recording by Purchaser shall be deemed a default by Purchaser hereunder, provided, however that any memorandum of the Lease that is required by the City of Owatonna shall not be deemed a default pursuant to the provisions of this Section.

22.7. Counterparts. This Agreement may be executed in multiple counterparts and shall be valid and binding with the same force and effect as if all parties had executed the same Agreement.

22.8. 8-K Filings. Purchaser and Seller will cooperate with each other, without third-party expense to either party, before and after Closing, in providing such information as either party shall reasonably require from the other party to prepare its Form 8-K filings and such other reports and filings as may be required by any governmental authority. The provisions of this Section shall survive the Closing.

22.9. 1031 Exchange. Purchaser recognizes and understands that this transaction may be part of a contemplated “like kind” exchange for Seller under §1031 of the Internal Revenue Code (the “Seller’s Exchange”). As such, Purchaser agrees to cooperate with Seller in effectuating the Seller’s Exchange, which cooperation may include the execution of documents and the taking of other reasonable action, as is reasonably necessary, in the opinion of Seller, to accomplish the Seller’s Exchange; provided, however that Purchaser shall not be required to assume any additional expense or liability in connection with, or as part of its cooperation with, the Seller’s Exchange. Seller recognizes and understands that this transaction may be part of a contemplated “like kind” exchange for Purchaser under §1031 of the Internal Revenue Code (the “Purchaser’s Exchange”). As such, Seller agrees to cooperate with Purchaser in effectuating the Purchaser’s Exchange, which cooperation may include the execution of documents and the taking of other reasonable action, as is reasonably necessary, in the opinion of Purchaser, to accomplish the Purchaser’s Exchange; provided, however that Seller shall not be required to assume any additional expense or liability in connection with, or as part of its cooperation with, the Purchaser’s Exchange. The covenants contained in this Section 22.9 shall survive the Closing and shall not be merged into any instrument of conveyance delivered at Closing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

SELLER:

FIRST INDUSTRIAL DEVELOPMENT SERVICES, INC., a Maryland corporation

By:	/s/ Bernard Bak
Name:	Bernard Bak
Its:	VP Due Diligence and Investments

PURCHASER:

CYBEX INTERNATIONAL, INC., a New York corporation

By:	/s/ Arthur W. Hicks, Jr.
Name:	Arthur W. Hicks, Jr.
Its:	Executive Vice President

RECEIVED, REVIEWED AND ACCEPTED this      day of                     , 2006

CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Its:

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EXHIBIT A

LEGAL DESCRIPTION

Lot 1 and Outlot A of Block 1, Ebeling Farm Addition, City of Owatonna, Steele County, Minnesota.

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EXHIBIT B

PERMITTED EXCEPTIONS

1. General and special taxes and assessments not yet due and payable.

2. Terms and conditions of Drain Tile Agreement, dated September 1, 1965, between John W. Ebeling and Clara Ebeling, and Owatonna Country Club recorded October 21, 1965, in Book 138, page 260.

3. Restrictions on access pursuant to Final Certificate, dated August 31, 1967, filed November 3, 1967, in Book 143, page 469.

4. Restrictions on access pursuant to Final Certificate, dated June 12, 1980, filed July 1, 1980, in Book 167, page 953, as Document No. 177763.

5. Highway Easement, dated February 17, 1988 from Marvin W. Ebeling and Delores F. Ebeling, husband and wife; Lyle E. Ebeling and Alma L. Ebeling, husband and wife, Jack M. Ebeling and Crystal J. Ebeling, husband and wife, to the County of Steele, filed March 3, 1988, in Book 179, page 890, as Document No. 207967.

6. Utility easements shown on the plat of Ebeling Farm Addition.

7. The easement to be reserved by the City in its conveyance of the Land to the Seller for all utilities over, under, and across the following: The East 15 feet of the West 30 feet of Lot 1, Block 1, Ebeling Farm Addition.

8. The easement to be reserved by the City in its conveyance of the Land to the Seller for all utilities over, under, and across the following: The West 30 feet of Outlot A, Ebeling Farm Addition.

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EXHIBIT C

TIF OBLIGATIONS ASSIGNMENT

THIS ASSIGNMENT AND ASSUMPTION (the “Assignment”) is made and entered into this      day of                     , 200     by and between FIRST INDUSTRIAL DEVELOPMENT SERVICES, INC., a Maryland corporation (“Seller”), and CYBEX INTERNATIONAL, INC., a New York corporation (“Purchaser”).

R E C I T A L S:

WHEREAS, Seller and Purchaser entered into that certain of Agreement of Purchase and Sale, dated August     , 2006 (the “Agreement”), for the purchase and sale of the real property and improvements thereon described in the Agreement (the “Property”); and

WHEREAS, in connection with the consummation of the transaction contemplated under the Agreement, Seller and Purchaser desire to execute this Assignment.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Recitals. The foregoing recitals are hereby incorporated in the body of this Assignment as if fully rewritten and restated herein.

2. Assignment of Development Agreement and TIF Note. Seller hereby sells, transfers and assigns to Purchaser all of its obligations, rights, title and interests in and to (i) the Development Agreement by and between the Seller and the City of Owatonna (the “City”), Minnesota (as amended, modified, or supplemented, the “Development Agreement”), (ii) the TIF Note (as defined in the Development Agreement), and (iii) the Promissory Note (the “Purchase Price Note”) in the amount of $769,527 that the Seller delivered to the City when purchasing the Property from the City, and all obligations thereunder, subject in each case, however, to the terms, covenants and conditions of this Assignment.

3. Assumption of Obligations. Purchaser hereby accepts the assignment of the obligations, rights, title and interests in and to the Development Agreement, the TIF Note and the Purchase Price Note, subject to the terms and conditions hereof, and from and after the date hereof, Purchaser hereby assumes and shall be responsible for and shall perform all of those obligations imposed on the “Developer” under the Development Agreement and the Seller as the maker of the Purchase Price Note that arise from and after the date of this Assignment, provided, however, that the Purchaser hereby accepts all obligations pursuant to Sections 5.1 and 6.1, of the Development Agreement and the Purchase Price Note regardless of when such obligations arose. Notwithstanding the foregoing, (i) as between the City and the Seller, the Seller shall retain all obligations under the Development Agreement in relation to the initial construction of the Improvements (as defined in the Lease) to the extent provided in the Lease (as defined in the Agreement) that such obligations are those of the Seller, and (ii) as between the City and the Company, the Company shall retain all obligations under the Development Agreement in relation to the initial construction of the Improvements to the extent provided in the Lease (as defined in the Agreement) that such obligations are those of the Company; provided, however, that in relation to

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the provisions of the foregoing clauses (i) and (ii), neither party shall have a cause of action against the other under this Assignment as to such construction obligations, and each party’s recourse in relation to such construction obligations shall be solely as set forth in the Lease. Notwithstanding the foregoing, to the extent that the Company shall have paid any amounts directly to Seller (or to the City at the direction of Seller) in relation to amounts specifically due from Seller pursuant to the Development Agreement and the Purchase Price Note, then the Company shall be deemed to have satisfied such obligations hereunder.

4. Counterparts. This Assignment may be executed in one or more identical counterparts, all of which, when taken together shall constitute one and the same instrument.

5. Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or enforceability of any one provision shall not affect the validity or enforceability of any other provision hereof.

SELLER:

FIRST INDUSTRIAL DEVELOPMENT SERVICES, INC., a Maryland corporation

By:
Name:
Its:

PURCHASER:

CYBEX INTERNATIONAL, INC., a New York corporation

By:
Name:
Its:

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